Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	812-931-2199
Email:	andy.rieth@hill-rom.com

Media
Contact:	Marylou McNally, Vice President, Global Corporate Communications
Phone:	312-819-7233
Email:	marylou.mcnally@hill-rom.com

HILL-ROM REPORTS FISCAL FOURTH QUARTER AND FULL YEAR RESULTS; PROVIDES 2012 FINANCIAL OUTLOOK

•	Fourth quarter revenue of $431 million grew 9 percent versus prior year
•	Adjusted diluted earnings per share for the fourth quarter were $0.72 compared to $0.67 in the prior year, an increase of 7 percent
•	Fiscal year 2012 financial guidance: Constant currency revenue is expected to grow 4 to 5 percent and earnings are expected to be $2.45 to $2.55 per diluted share, excluding special items

BATESVILLE, Ind., October 26, 2011 /PRNewswire-FirstCall/ -- Hill-Rom Holdings, Inc. (NYSE: HRC), announced financial results for its fiscal fourth quarter ended September 30, 2011 and provided its outlook for 2012. Adjusted earnings per diluted share increased 7 percent during the period, to $0.72 from $0.67.  Reported earnings per diluted share in the fourth quarter increased to $1.01, compared to $0.79 in the same period in the prior year, and net income increased to $64 million from $51 million over the same period.  Reported net income includes a net after-tax gain of $18 million, primarily related to previously unrecognized tax benefits associated with international operating loss carryforwards, partially offset by legal settlement costs.

Hill-Rom’s quarterly revenue of $431 million increased 9 percent on a reported basis and 7 percent on a constant currency basis compared to last year.  Domestic revenue increased 12 percent to $309 million, while revenue outside the United States increased 2 percent to $122 million in the same period.  Excluding the impact of foreign currency, Hill-Rom’s revenue outside the United States declined 4 percent.

For the full year, revenue was $1,592 million compared to $1,470 million for the prior year, an increase of 8 percent on a reported basis and 7 percent on a constant currency basis.  Adjusted earnings per diluted share for fiscal 2011 were $2.27 compared to $1.76 in 2010, an increase of 29 percent.  Reported earnings per diluted share for the full year were $2.09 compared to $1.97 for the prior year, an increase of 6 percent.

Management Comments

“We completed the year with strong revenue performance in the fourth quarter as continued growth in our North America Acute Care business more than offset weaker international results,” stated John J. Greisch, President & CEO.  “This quarter concludes a year of increased revenue growth, margin expansion, solid earnings improvement and significant cash flow generation.   As we look forward to fiscal year 2012, we anticipate an increasingly challenging economic and healthcare environment.  However, we remain committed to revenue and earnings growth consistent with our long range plan objectives.”

Financial and Operational Highlights

-- Fourth quarter revenue highlights include:

-- North America Acute Care.  North America Acute Care revenue grew 15 percent to $273 million.  Capital sales increased 21 percent due primarily to higher sales of patient support systems, which grew 30 percent.  Rental revenue declined 2 percent versus the prior year.

-- International.  International segment revenue, which excludes Canada, declined 2 percent to $105 million.  On a constant currency basis, revenue decreased 8 percent, as European sales growth was more than offset by sales declines in the Middle East and Asia-Pacific regions.

-- North America Post-Acute Care.  North America Post-Acute Care revenue increased 2 percent to $53 million.  Capital sales increased 5 percent and rental revenue increased 1 percent versus the prior year.  Both respiratory care and home care revenue grew while extended care revenue was flat to the prior year.

-- Full year operating cash flow was $223 million, compared to $140 million in the prior year, an increase of 59 percent.  Fiscal year 2011 operating cash flow includes outflows of $47 million for legal settlements.

-- Adjusted operating margin for the quarter decreased 50 basis points to 15.9 percent and for the full year increased 100 basis points to 13.5 percent.

-- The Company received Food and Drug Administration (FDA) marketing clearance via the 510-k process for a powered stretcher product which we expect to commercialize in the first quarter of fiscal 2012.

-- During the quarter, the Company completed the acquisition of Liko distributors in France and Switzerland for approximately $20 million.

Please see the attached schedules for additional information, including condensed financial information, summary balance sheet, cash flow statement and segment sales summaries.

For a more complete review of Hill-Rom’s results, please refer to our Annual Report on Form 10-K for the year ended September 30, 2011, which will be filed in November.

Financial Guidance Summary for 2012

Financial guidance for fiscal 2012 is as follows:  Hill-Rom expects full-year constant currency revenue growth of between 4 and 5 percent.  The Company expects adjusted earnings guidance of $2.45 to $2.55 per diluted share.  Cash flow from operations for the full year is expected to be approximately $290 to $300 million.

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  These measures exclude strategic developments, special charges and the impact of significant litigation or other unusual events. Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.  Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Additional assumptions and discussion will be provided during the Company’s conference call to be held tomorrow morning.  Information to access the webcast is provided below.

Conference Call Webcast and Replay

The Company will sponsor a conference call and webcast for the investing public at 8:00 a.m. ET, on Thursday, October 27, 2011.  The webcast is available at http://ir.hill-rom.com/events.cfm or http://ir.hill-rom.com/eventdetail.cfm?eventid=103080 and will be archived on the Company's website for those who are unable to listen live. A replay of the call is also available through November 4, 2011 at 855-859-2056 (404-537-3406 International). Code 12399914 is needed to access the replay.

ABOUT HILL-ROM HOLDINGS, INC.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions.  Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom…enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company's future plans, objectives, beliefs, expectations, representations and projections.  The Company has tried, wherever possible, to identify these forward-looking statements using words such as "intend," "anticipate," "believe," "plan," "encourage," "expect," "may," "goal," "become," "pursue," "estimate," "strategy," "will," "projection," "forecast," "continue," "accelerate," "promise," "increase," “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology.  The absence of such terms, however, does not mean that the statement is not forward-looking.  It is important to note that forward-looking statements are not guarantees of future performance, and the Company's actual results could differ materially from those set forth in any forward-looking statements.  Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company's dependence on its relationships with several large group purchasing organizations, whether the Company's new products are successful in the marketplace, impacts of healthcare reform, compliance with federal healthcare programs, collections of accounts receivable, compliance with FDA regulations, antitrust and other litigation, potential exposure to product liability or other claims, failure of the Company's announced or future strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, adverse consequences resulting from the spin-off of the funeral services business, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, adverse changes in global economic conditions or disruptions of credit markets, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters.  For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading "Risk Factors" in the Company's previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  The Company assumes no obligation to update or revise any forward-looking statements.
###

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)

	Quarterly Period Ended September 30		Year Ended September 30

	2011	2010	2011	2010
Net revenues
Capital sales	$316.3	$282.6	$1,119.0	$996.6
Rental revenues	114.3	114.0	472.7	473.0
Total revenues	430.6	396.6	1,591.7	1,469.6
Cost of revenues
Cost of goods sold	170.8	151.2	606.8	548.6
Rental expenses	49.2	49.4	203.6	204.4
Total cost of revenues	220.0	200.6	810.4	753.0
Gross profit
Capital	145.5	131.4	512.2	448.0
Rental	65.1	64.6	269.1	268.6
Total gross profit	210.6	196.0	781.3	716.6
As a percentage of sales	48.9%	49.4%	49.1%	48.8%

Research and development expenses	15.5	14.9	63.8	58.3
Selling and administrative expenses	126.9	116.0	502.0	474.6
Litigation charge (credit)	5.0	(21.2)	47.3	(21.2)
Special charges	-	8.2	1.4	13.2

Operating profit	63.2	78.1	166.8	191.7

Other income (expense), net	(2.6)	(3.9)	(7.1)	(8.8)

Income tax (benefit) expense	(2.9)	23.4	26.2	56.9

Net income	63.5	50.8	133.5	126.0

Less: Net income attributable to noncontrolling interest	-	0.1	0.2	0.7

Net income attributable to common shareholders	$63.5	$50.7	$133.3	$125.3

Diluted earnings per share:	$1.01	$0.79	$2.09	$1.97

Average common shares outstanding - diluted (thousands)	63,117	64,328	63,899	63,739

Dividends per common share	$0.1125	$0.1025	$0.43	$0.41

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hill-Rom uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenues - Constant Currency
(Dollars in millions)

	Quarterly Period Ended September 30
	2011	Foreign Exchange	2011	2010	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$316.3	$5.6	$310.7	$282.6	9.9%
Rental revenues	114.3	1.3	113.0	114.0	-0.9%
Total	$430.6	$6.9	$423.7	$396.6	6.8%

Acute Care	$272.5	$0.6	$271.9	$237.6	14.4%
Post-Acute Care	53.0	-	53.0	52.1	1.7%
International	105.1	6.3	98.8	106.9	-7.6%
Total	$430.6	$6.9	$423.7	$396.6	6.8%

	Year Ended September 30
	2011	Foreign Exchange	2011	2010	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$1,119.0	$14.3	$1,104.7	$996.6	10.8%
Rental revenues	472.7	2.5	470.2	473.0	-0.6%
Total	$1,591.7	$16.8	$1,574.9	$1,469.6	7.2%

Acute Care	$981.0	$3.6	$977.4	$875.8	11.6%
Post-Acute Care	209.1	-	209.1	205.7	1.7%
International	401.6	13.2	388.4	388.1	0.1%
Total	$1,591.7	$16.8	$1,574.9	$1,469.6	7.2%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarterly Period Ended September 30, 2011			Quarterly Period Ended September 30, 2010
	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Income Before Income Taxes and NCI	Income Tax Expense*	Diluted EPS

GAAP Earnings	$60.6	$(2.9)	$1.01	$74.2	$23.4	$0.79
Adjustments:
Litigation charge (credit)	5.0	1.9	0.05	(21.2)	(8.3)	(0.20)
Vendor product recall	(0.9)	(0.4)	(0.01)	-	-	-
Special charges	-	(0.2)	-	8.2	3.3	0.08
Acquisition and integration costs	1.0	0.4	0.01	-	-	-
Recognition of previously unrecognized tax attributes	-	21.5	(0.34)	-	-	-
Adjusted Earnings	$65.7	$20.3	$0.72	$61.2	$18.3	$0.67

	Year Ended September 30, 2011			Year Ended September 30, 2010
	Income Before Income Taxes and NCI*	Income Tax Expense*	Diluted EPS	Income Before Income Taxes and NCI	Income Tax Expense	Diluted EPS*

GAAP Earnings	$159.7	$26.2	$2.09	$182.9	$56.9	$1.97
Adjustments:
Litigation charge (credit)	47.3	14.2	0.52	(21.2)	(8.3)	(0.20)
Vendor product recall	(2.3)	(0.9)	(0.02)	-	-	-
Special charges	1.4	0.5	0.01	13.2	5.0	0.13
Acquisition and integration costs	1.0	0.4	0.01	-	-	-
Recognition of previously unrecognized tax attributes	-	21.5	(0.34)	-	-	-
Gain on sale of non-strategic assets	-	-	-	-	1.7	(0.03)
Tax settlement	-	-	-	-	6.5	(0.10)
Adjusted Earnings	$207.2	$61.8	$2.27	$174.9	$61.8	$1.76

* May not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2011	September 30, 2010
Assets
Current Assets
Cash and cash equivalents	$224.6	$184.5
Trade accounts receivable, net of allowances	386.2	353.1
Inventories, net	95.6	108.5
Other current assets	85.3	93.1
Total current assets	791.7	739.2

Property, plant and equipment, net	222.8	243.7
Goodwill	87.2	81.1
Other assets	197.4	181.6

Total Assets	$1,299.1	$1,245.6

Liabilities
Current Liabilities
Trade accounts payable	$64.8	$80.6
Short-term borrowings	100.3	53.1
Other current liabilities	168.9	155.0
Total current liabilities	334.0	288.7

Long-term debt	50.8	98.5
Other long-term liabilities	172.6	142.6

Total Liabilities	557.4	529.8

Noncontrolling interest	-	8.3

Shareholders' Equity	741.7	707.5

Total Liabilities, Noncontrolling Interest and Shareholders' Equity	$1,299.1	$1,245.6

Hill-Rom Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in millions)

	Year Ended September 30

	2011	2010
Operating Activities
Net income	$133.5	$126.0
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	103.9	99.7
Provision for deferred income taxes	(21.5)	21.2
Loss on disposal of property, equipment leased to others,
intangible assets and impairments	1.3	7.3
Stock compensation	12.2	12.0
Excess tax benefits from employee stock plans	(6.8)	-
IRS tax settlement	(4.9)	(8.2)
Litigation credit	-	(21.2)
Defined benefit plan funding	(1.4)	(52.3)
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	(24.7)	(7.0)
Inventories	14.7	(16.2)
Other current assets	14.4	(37.5)
Trade accounts payable	(18.0)	(2.4)
Accrued expenses and other liabilities	10.0	12.5
Other, net	9.8	5.9
Net cash provided by operating activities	222.5	139.8

Investing Activities
Capital expenditures and purchase of intangibles	(68.9)	(64.7)
Proceeds on sales of property and equipment leased to others	5.9	2.5
Acquisitions of businesses, net of cash acquired	(15.5)	(7.3)
Proceeds on investment sales/maturities	0.5	31.3
Net cash used in investing activities	(78.0)	(38.2)

Financing Activities
Change in short-term debt	(0.4)	(4.1)
Payment on revolver	(0.2)	(45.0)
Purchase of noncontrolling interest	(11.8)	-
Distribution to noncontrolling interest partner	-	(1.1)
Payment of cash dividends	(27.0)	(25.8)
Proceeds on exercise of options	43.1	22.9
Proceeds from stock issuance	2.9	2.6
Excess tax benefits from employee stock plans	6.8	-
Treasury stock acquired	(115.3)	(36.9)
Net cash used in financing activities	(101.9)	(87.4)

Effect of exchange rate changes on cash	(2.5)	(0.3)

Total Cash Flows	40.1	13.9

Cash and Cash Equivalents:
At beginning of period	184.5	170.6
At end of period	$224.6	$184.5